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Exhibit (a)(1)(E)

CAP ROCK ENERGY CORPORATION

OFFER TO PURCHASE FOR CASH BY CAP ROCK ENERGY CORPORATION
SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $10.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. EASTERN
TIME ON APRIL 8, 2003, UNLESS THE OFFER IS EXTENDED.

February 8, 2003

To Our Clients:

        Enclosed for your consideration are the offer to purchase, dated February 8, 2003, and the related letter of transmittal in connection with the offer by Cap Rock Energy Corporation (the "Company"), a Texas corporation, to purchase for cash shares of its common stock, par value $0.01 per share, at a price of $10.00 per share, net to the seller in cash, without interest.

        The Company's offer is being made upon the terms and subject to the conditions set forth in its offer to purchase, dated February 8, 2003, and in the related letter of transmittal which, together with the offer to purchase, as they may be amended and supplemented from time to time, constitute the offer.

        Only shares properly tendered and not properly withdrawn will be purchased.

        A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

        Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender the shares we hold for your account on the terms and subject to the conditions of the tender offer.

WE CALL YOUR ATTENTION TO THE FOLLOWING:

1.
The offer is only available to eligible shareholders: those former members of Cap Rock Electric Cooperative, Inc. who received shares of Cap Rock Energy Corporation in connection with the conversion plan and who still hold those originally issued shares on February 8, 2003. Shares held in street name by eligible shareholders are eligible to be tendered if the street name account is the same as the eligible shareholder.

2.
You may tender shares at a price of $10.00 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

3.
The offer is not conditioned upon any minimum number of shares being tendered. The offer is, however, subject to various other conditions described in the offer to purchase, including having available cash on hand to purchase the shares tendered.

4.
The offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on April 9, 2003, unless the Company extends the offer.

5.
Tendering shareholders who are registered shareholders or who tender their shares directly to Computershare Trust Company of New York, as the depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the offer to purchase and the letter of transmittal, stock transfer taxes on the Company's purchase of shares under the offer.

6.
The board of directors of the Company has authorized the offer through their approval of the July 31, 2001, Prospectus. However, the Company, its board of directors, nor the information agent makes any recommendation to shareholders as to whether they should tender or refrain from tendering their shares. The Company's officers and directors have advised us that they do not intend to tender their shares in the offer. Shareholders must make their own decision as to whether to tender their shares.

7.
If you wish to have us tender your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

        Please forward your Instruction Form to us as soon as possible to allow us sufficient time to tender your shares on your behalf prior to the expiration of the offer.

        The offer is being made solely under the offer to purchase and the related letter of transmittal and is being made available only to eligible shareholders holders of shares. The offer is not being made to, nor will tenders be accepted from or on behalf of, eligible holders of shares residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES OF CAP ROCK ENERGY CORPORATION

        By signing this Instruction Form, you acknowledge receipt of our letter and the enclosed offer to purchase, dated February 8, 2003, and the related letter of transmittal in connection with the offer by Cap Rock Energy Corporation (the "Company"), a Texas corporation, to purchase shares of its common stock, $0.01 par value per share. The Company is offering a price of $10.00 per share, net to the seller in cash, without interest. The Company's offer is being made upon the terms and subject to the conditions set forth in the offer to purchase and in the related letter of transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

        This will instruct us to tender to Cap Rock Energy Corporation, on your behalf, the number of shares indicated below which are beneficially owned by you, but registered in our name, upon the terms and subject to the conditions of the offer.

        Number of shares to be tendered: ______________________ shares. (Unless you have otherwise indicated, it will be assumed that you are eligible to tender your shares and all shares held by us for your account were received by you in connection with the conversion plan and you have held these shares since that original issue.)

ODD LOTS
(SEE INSTRUCTION 7 TO THE LETTER OF TRANSMITTAL)

        Complete only if you are, or are tendering shares on behalf of, a person owning, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned either (check one box):

☐
is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or

☐
is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s) shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.

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  Exhibit (a)(1)(E)